CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated December 15, 2005 relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of the T. Rowe Price Institutional Emerging Markets Equity Fund and T. Rowe Price Institutional Foreign Equity Fund and (comprising T. Rowe Price Institutional International Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

June 27, 2006